Exhibit 5

Sara Lee Corporation

Law Department

3500 Lacey Road

Downers Grove, IL 60515

(630) 598-6000

December 12, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Sara Lee Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Sara Lee Corporation, a Maryland corporation (the “Company”). In such capacity, I am familiar with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $14.0 million of deferred compensation obligations (the “Obligations”). The Obligations, of which $13.5 million relate to the Sara Lee Corporation Executive Deferred Compensation Plan (the “Executive Plan”) and $500,000 relate to the Sara Lee Corporation 1999 Non-Employee Director Stock Plan (collectively with the Executive Plan, the “Plans”), represent obligations of the Company to pay deferred compensation in the future in accordance with the terms of each Plan.

In rendering this opinion letter, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate records as I deemed necessary as a basis for this opinion, including the Registration Statement, the Plans, the Articles of Restatement of the Charter and the Bylaws of the Company and all supplements or amendments thereto. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, I am of the opinion that the Obligations, when issued or sold in accordance with the terms of the Plans, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity,

This opinion is limited to the General Corporation Law of the State of Maryland. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

Securities and Exchange Commission

December 12, 2007

I consent to the use of this opinion in the Registration Statement and to the reference therein to my name. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Roderick A. Palmore,
Executive Vice President, General Counsel and Secretary